EXHIBIT 10.1

CLASSIC COSTUME COMPANY, INC.

CONSULTING AGREEMENT

This Agreement is made on October 1, 2009 between Classic Costume Company, Inc ("CCUC") and G&S TECH, Inc, whose address is 1828 N 21ST Street Ozark, MO 65721 (the "Consultant").

The Consultant has extensive experience in commercial bus construction and sales of private transportation, and CCUC seeks to benefit from the Consultant's expertise by retaining the Consultant as a Sales and Construction Consultant. The Consultant wishes to perform services for CCUC. Accordingly, CCUC and the Consultant agree as follows:

1.

Services

a.

The Consultant shall supply CCUC with 3 completed contracts; see (addendum A)

b.

The Consultant shall supply CCUC with 15 registered contracts; see (addendum B)

c.

The Consultant shall perform sales and construction consulting as the direction of the President of CCUC.

d.

The Consultant shall aid CCUC in entering the market of manufacturing of buses with several different designs and uses. The designs will range from 40’ to 45’ coach type buses built on Freighterliner chassis with Limousine interiors, to truck type smaller buses known as cut-a-ways.

e.

The Consultant will assist CCUC in entering the limousine market in Canada which requires special knowledge and design to pass the Transport Canada regulations. The Consultant will assist with getting the vehicles listed on the preapproved border crossing list enabling the Company to export their vehicles into Canada.

2.

Compensation

a.

Consultant shall receive a $20,000.00 inception fee on 11/1/09;

b.

Consultant shall be paid $3,000.00 per week for one year;

c.

Consultant shall be paid 20% of net profits commission on all of their existing and registered contracts;

d.

Consultant shall receive 1,000,000 shares of restricted common stock upon signing;

e.

Consultant will have the opportunity to earn an additional 4 million shares over a 48 month period starting at the 1st anniversary of this contract at a rate of one million shares per 12 month period if bus sales exceed annual gross revenues of $3,600,000 during that 12 month period. (Note - the 4 million shares shall be issued upon signing with a 48 month vesting schedule and restricted legend accordingly based on the sales performance criteria as stated.)

3.

Confidentiality

a.

Either party may disclose to the other party any information that the disclosing party would normally freely disclose to the other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions.

b.

The parties may wish, from time to time, in connection with work contemplated under this Agreement, to disclose confidential information to each other ("Confidential Information"). Each party will use reasonable efforts to prevent the disclosure of any of the other party's Confidential Information to third parties for a period of two (2) years from receipt thereof. The recipient may acquire information that pertains to the discloser's processes, equipment, programs, developments, or plans that is both (i) disclosed or made known by the disclosure to the recipient and (ii) identified in writing as "proprietary" by the disclosure. The recipient agrees not to disclose any Confidential Information to third parties or to use any Confidential Information for any purpose other than performance of the services contemplated by this Agreement, without prior written consent of CCUC

c.

Confidential Information subject to paragraph 4(b) does not include information that (i) is or later becomes available to the public through no breach of this Agreement by the recipient; (ii) is obtained by the recipient from a third party who had the legal right to disclose the information to the recipient; (iii) is already in the possession of the recipient on the date this Agreement becomes effective; (iv) is independently developed by recipient; or (v) is required to be disclosed by law, government regulation, or court order. In addition, Confidential Information subject to paragraph 4(b) does not include information generated by the Consultant unless the information (i) is generated as a direct result of the performance of consulting services under this Agreement.

4.

Return of Materials

The Consultant agrees to promptly return, following the termination of this Agreement or upon earlier request by CCUC, all written materials in the Consultant's possession and (i) supplied by CCUC in conjunction with the Consultant's services under this Agreement or (ii) generated by the Consultant in the performance of services under this Agreement.

5.

Defense and Indemnification

CCUC agrees, at its sole expense, to defend the Consultant, and to indemnify and hold the Consultant harmless from, any claims or suits by a third party against the Consultant or any liabilities or judgments based thereon, either arising form the Consultant's performance of services for CCUC under this Agreement.

6.

Term and Termination

This Agreement shall be for one year and is renewable annually.

7.

Miscellaneous

a.

This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be.

b.

The relationship created by this Agreement shall be that of independent contractor, and the Consultant shall have no authority to bind or act as Consultant for CCUC or its employees for any purpose.

c.

If any term or provision of this Agreement is deemed invalid, contrary to, or prohibited under applicable laws or regulation of any jurisdiction, this Agreement (save only this sentence) shall be invalid.

d.

This Agreement replaces all previous agreements and the discussions relating to the subject matters hereof and constitutes the entire agreement between CCUC and the Consultant with respect to the subject matters of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of CCUC , or by any written documents unless it is signed by an officer of CCUC and by the Consultant.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first stated above.